EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces 2011 Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 27, 2012—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income for 2011 of $127.1 million compared to $130.0 million, which represents a 2.2 percent decrease in net income over the corresponding period in 2010, prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants. After these amounts, annual net income for 2011 applicable to common shareholders was $113.9 million, or $1.69 diluted earnings per common share ($1.69 per share basic), as compared to net income of $116.9 million or $1.72 diluted earnings per common share ($1.72 per share basic) for the same period of 2010.  Net income for the three months ended December 31, 2011 and 2010 was $30.4 million, prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants.  After these amounts, net income for the fourth quarter of 2011 applicable to common shareholders was $27.0 million, or $.40 diluted earnings per common share ($.40 per share basic), as compared to $27.1 million or $.40 diluted earnings per common share ($.40 per share basic) for the same period of 2010, which represents a decrease of 0.4 percent in net income available to common shareholders.

Net income available to common shareholders for the year ended December 31, 2011 decreased by 2.6% as compared to the same period in 2010.  Net income for the years ended December 31, 2011 and December 31, 2010 was positively affected by gains on investment securities totaling $11.2 million and $21.6 million, net of tax, respectively.  The sales of the securities were to facilitate a re-positioning of the Company’s investment portfolio.  Net income for the year ended December 31, 2010 was negatively affected by an additional reserve recorded by the Company in connection with a dispute related to certain tax matters that were inherited by the Company in its 2004 acquisition of LFIN in the amount of $21.8 million, $14.2 million, after tax.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2011	2010
	(Dollars in thousands, except per share data) Unaudited

Interest income	$418,124	$458,769
Interest expense	(94,298)	(114,036)
Net interest income	323,826	344,733
Provision for probable loan losses	(17,318)	(22,812)
Non-interest income	201,493	218,784
Non-interest expense	(316,774)	(339,725)

Income before income taxes	191,227	200,980
Income taxes	(64,078)	(70,957)
Net income	$127,149	$130,023
Preferred stock dividends	(13,280)	(13,126)

Net income available to common shareholders	$113,869	$116,897

Net income per common share
Basic	$1.69	$1.72
Diluted	$1.69	$1.72

“I’m pleased with the Company’s continued earnings success for 2011, especially in light of this still weak economic environment and all the economic and regulatory challenges confronting the industry.  Even in the face of all these problems, IBC has continued to produce solid earnings.  We are confident in the strength of our balance sheet, strong capital and the quality of our loan portfolio.  We are pleased that the economies of Texas and Oklahoma continue to perform better than the national economy,” said Dennis E. Nixon, President and CEO.

Total assets at December 31, 2011 were $11.7 billion compared to $11.9 billion at December 31, 2010.  Total net loans were $4.9 billion at December 31, 2011 compared to $5.3 billion at December 31, 2010. Deposits were $7.9 billion at December 31, 2011 compared to $7.6 billion at December 31, 2010.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 217 facilities and 378 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.